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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANTS

        Following is a list of all subsidiaries of the Registrants, other than any subsidiaries that may be omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K:

        Subsidiaries of Valentia Holdings Limited (all of which are incorporated in the Republic of Ireland)

1.
Valentia Telecommunications
2.
eircom Limited*
3.
ITI Limited**
4.
Lercie Limited**
5.
Eircable Limited**

*	Also a subsidiary of Valentia Telecommunications
**	Also a subsidiary of Valentia Telecommunications and eircom Limited

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  Exhibit 21.1